Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley - Sr. Vice President-Finance
Dover, Delaware, July 27, 2006	(302) 857-3745

DOVER MOTORSPORTS, INC.

REPORTS HIGHER RESULTS FOR THE SECOND QUARTER

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the second quarter ended June 30, 2006.

Earnings from continuing operations for the quarter ended June 30, 2006 improved by 13.7% to $8,329,000 compared with $7,328,000 in the comparable quarter of the prior year. On a diluted per share basis, earnings from continuing operations in the second quarter of 2006 increased by 21.1% to $.23 compared with $.19 in the second quarter of the prior year.

Revenues for the quarter ended June 30, 2006 increased to $45,003,000 compared with $41,854,000 in the second quarter of 2005. Due to a schedule change, the Company promoted seven major events in the second quarter of 2006 compared with six events in the second quarter of 2005. Nashville Superspeedway promoted two NASCAR Busch Series events in the second quarter of 2006 compared with one in the same quarter of the prior year.

For the quarter ended June 30, 2006 operating and marketing expenses increased to $23,272,000 compared with $20,662,000 in the same quarter of 2005. The overall increase was primarily due to promoting one more event in the second quarter of 2006.

General and administrative expenses decreased almost 4% to $3,173,000 in the second quarter of 2006 compared with $3,297,000 for the same quarter last year. The $124,000 decrease resulted primarily from a reduction in maintenance expenses, lower contracted services and investor relations expenses, and a reduction in real estate taxes at the Company’s Nashville Superspeedway facility. Partially offsetting these decreases was an increase in stock-based compensation expense from the adoption of FASB Statement No. 123R effective January 1, 2006.

Interest expense was $1,160,000 in the second quarter of 2006 compared with $749,000 in the second quarter of 2005. Higher average amounts of debt outstanding resulting primarily from the Company’s September 2005 self-tender contributed to the higher expense in the second quarter of 2006.

The effective income tax rate for the second quarter of 2006 was 44.5% compared with 50.5% in the prior year. The lower tax rate in 2006 was due to an increase in the Company’s estimated annual consolidated pre-tax earnings for 2006 in relation to the Company’s non-deductible expenses as compared to 2005 and the impact of a reduction of a tax contingency accrual in 2006. The tax rates in both years were affected by state income tax expenses attributable to valuation allowances established on state net operating losses.

For the six months ended June 30, 2006, revenues were $45,804,000 compared with $44,927,000 in the comparable period in the prior year. The Company promoted seven major events in the first half of both years.

For the six months ended June 30, 2006, earnings from continuing operations were $3,936,000 or $.11 per diluted share compared with $3,801,000 or $.10 per diluted share in the comparable period of the prior year.

The Company’s operations in the first half of 2006 continued to generate positive cash flow enabling it to repurchase $1,141,000 of common stock and reduce indebtedness by $3,674,000. At June 30, 2006, indebtedness was $51,204,000 compared with $54,878,000 at December 31, 2005.

Capital spending was $2,038,000 in the first half of 2006 compared with $7,822,000 in the comparable period of 2005.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS AND COMPREHENSIVE EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Admissions	$16,613	$16,753	$16,698	$17,956
Event-related	12,117	11,712	12,807	12,819
Broadcasting	16,244	13,370	16,244	14,001
Other	29	19	55	151

	45,003	41,854	45,804	44,927

Expenses:
Operating and marketing	23,272	20,662	25,490	24,930
General and administrative	3,173	3,297	6,192	6,390
Depreciation and amortization	2,397	2,351	4,780	4,667

	28,842	26,310	36,462	35,987

Operating earnings	16,161	15,544	9,342	8,940

Interest income	11	4	23	8
Interest expense	(1,160)	(749)	(2,286)	(1,685)

Earnings from continuing operations before income taxes	15,012	14,799	7,079	7,263

Income taxes	6,683	7,471	3,143	3,462

Earnings from continuing operations	8,329	7,328	3,936	3,801

Earnings from discontinued operation, net of income taxes of $3,771 and $3,574 for the three and six months ended June 30, 2005, respectively	—	956	—	601

Net earnings	8,329	8,284	3,936	4,402

Unrealized gain on interest rate swap, net of income taxes of $91 and $211 for the three and six months ended June 30, 2006, respectively	133	—	309	—

Comprehensive earnings	$8,462	$8,284	$4,245	$4,402

Earnings per common share - basic:
Continuing operations	$0.23	$0.19	$0.11	$0.10
Discontinued operation	—	0.02	—	0.01

Net earnings	$0.23	$0.21	$0.11	$0.11

Earnings per common share - diluted:
Continuing operations	$0.23	$0.19	$0.11	$0.10
Discontinued operation	—	0.02	—	0.01

Net earnings	$0.23	$0.21	$0.11	$0.11

Weighted average shares outstanding:
- Basic	35,999	40,079	36,049	40,078
- Diluted	36,198	40,217	36,211	40,193

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	June 30, 2006	June 30, 2005	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,249	$2,884	$953
Accounts receivable	15,101	14,128	2,366
Inventories	290	251	230
Prepaid expenses and other	4,202	4,479	1,705
Prepaid income taxes	158	—	—
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	14	—
Deferred income taxes	495	556	517
Current assets of discontinued operation	—	163	—

Total current assets	21,495	22,475	5,771

Property and equipment, net	218,285	224,885	221,005
Restricted cash	2,104	1,957	3,200
Other assets, net	1,346	1,313	963
Deferred income taxes	—	46	—
Goodwill	2,487	2,487	2,487

Total assets	$245,717	$253,163	$233,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,642	$4,115	$1,477
Accrued liabilities	5,549	5,178	5,421
Payable to Dover Downs Gaming & Entertainment, Inc.	1	—	15
Income taxes payable	—	12	290
Current portion of long-term debt	695	875	875
Deferred revenue	20,058	20,967	9,522
Current liabilities of discontinued operation	103	811	144

Total current liabilities	29,048	31,958	17,744

Notes payable to banks	46,300	14,100	49,100
Long-term debt	4,209	16,810	4,903
Other liabilities	21	42	42
Deferred income taxes	50,610	48,081	48,360

Stockholders’ equity:
Common stock	1,637	1,707	1,650
Class A common stock	1,992	2,323	1,992
Additional paid-in capital	100,032	129,167	101,757
Retained earnings	12,296	10,429	9,453
Accumulated other comprehensive loss	(428)	(527)	(737)
Deferred compensation	—	(927)	(838)

Total stockholders’ equity	115,529	142,172	113,277

Total liabilities and stockholders’ equity	$245,717	$253,163	$233,426

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Operating activities:
Net earnings	$3,936	$4,402
Adjustments to reconcile net earnings to net cash provided by operating activities of continuing operations:
Depreciation and amortization	4,780	4,667
Amortization of credit facility fees	97	78
Stock-based compensation	235	111
Deferred income taxes	2,061	3,455
Earnings from discontinued operation, net	—	(601)
Changes in assets and liabilities:
Accounts receivable	(12,735)	(11,792)
Inventories	(60)	(43)
Prepaid expenses and other	(2,482)	(2,606)
Prepaid income taxes/income taxes payable	(448)	(312)
Accounts payable	1,165	2,217
Accrued liabilities	128	(145)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	(14)	(16)
Deferred revenue	10,536	11,661
Other liabilities	(21)	(22)

Net cash provided by operating activities of continuing operations	7,178	11,054

Net cash used in operating activities of discontinued operation	(41)	(2,434)

Investing activities:
Capital expenditures	(2,038)	(7,822)
Proceeds from sale of discontinued operation, net of transaction costs	—	15,132
Restricted cash	1,096	1,614

Net cash (used in) provided by investing activities of continuing operations	(942)	8,924

Net cash used in investing activities of discontinued operation	—	(178)

Financing activities:
Repayments of notes payable to banks, net	(2,800)	(12,900)
Repayments of long-term debt	(874)	(804)
Dividends paid	(1,093)	(807)
Repurchase of common stock	(1,141)	—
Credit facility origination and amendment fees	—	(105)
Excess tax benefit on nonvested stock	16	—
Other	(7)	—

Net cash used in financing activities of continuing operations	(5,899)	(14,616)

Net increase in cash and cash equivalents	296	2,750
Cash and cash equivalents, beginning of period	953	134

Cash and cash equivalents, end of period	$1,249	$2,884